As filed with the Securities and Exchange Commission on January 20, 2023

File No. 811-09869

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 [X]

Amendment No.	44	[X]

FRANKLIN FLOATING RATE MASTER TRUST
(Exact Name of Registrant as Specified in Charter)

ONE FRANKLIN PARKWAY, SAN MATEO, CA 94403-1906
(Address of Principal Executive Offices) (Zip Code)

(650) 312-2000
Registrant's Telephone Number, Including Area Code

Alison E. Baur, One Franklin Parkway San Mateo, CA 94403-1906
(Name and Address of Agent for Service of Process)

Please send Copy of Communications to:
Bruce G. Leto, Esq.
Stradley, Ronon, Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, PA 19102

EXPLANATORY NOTE

This Amendment No. 44 (Amendment) to the Registration Statement of Franklin Floating Rate Master Trust (Registrant) on Form N-1A (File No. 811-09869) relates only to Part A and Part B of Franklin Floating Rate Income Fund, a series of the Registrant, and does not otherwise delete, amend, or supersede any other information relating to Part A or Part B of any other series of the Registrant.

The Amendment is being filed under the Investment Company Act of 1940, as amended (1940 Act), to amend and supplement Amendment No. 43 to the Registrant’s Registration Statement on Form N-1A filed with the U.S. Securities and Exchange Commission on November 28, 2022 under the 1940 Act (Accession No. 0001741773-22-003759) (Amendment No. 43), as pertaining to the Part A and Part B of the Fund set forth above. The Parts A and the Parts B of the Fund, as filed in Amendment No. 43, are incorporated herein by reference.

SUPPLEMENT DATED JANUARY 20, 2023

TO THE CURRENTLY EFFECTIVE PART A

FRANKLIN FLOATING RATE INCOME FUND

(series of Franklin Floating Rate Master Trust)

The Part A is amended as follows:

I. Effective January 20, 2023, “Item 5. Management” section of the Part A is replaced with the following:

Portfolio Managers

Reema Agarwal, CFA Senior Vice President of Advisers and portfolio manager of the Fund since 2019.

Margaret Chiu, CFA Portfolio Manager of Advisers and portfolio manager of the Fund since 2019.

Tasha Sullivan, CFA Portfolio Manager of Advisers and portfolio manager of the Fund since January 2023.

II. Effective January 20, 2023, the “Item 10(a)(2). Management, Organization, and Capital Structure – Portfolio Manager” section of the Part A is replaced with the following:

The Fund is managed by a team of dedicated professionals focused on investments in income-producing floating interest rate corporate loans and corporate debt securities. The portfolio managers of the Fund are as follows:

Reema Agarwal, CFA   Senior Vice President of Advisers
Ms. Agarwal has been a portfolio manager of the Fund since 2019. She joined Franklin Templeton in 2004.

Margaret Chiu, CFA Portfolio Manager of Advisers
Ms. Chiu has been a portfolio manager of the Fund since 2019. She joined Franklin Templeton in 2012.

Tasha Sullivan, CFA Portfolio Manager of Advisers
Ms. Sullivan has been a portfolio manager of the Fund since January 2023. She joined Franklin Templeton in 1996.

CFA® and Chartered Financial Analyst® are trademarks owned by CFA Institute.

The portfolio managers of the Fund are jointly and primarily responsible for the day-to-day management of the Fund’s portfolio. They have equal authority over all aspects of the Fund’s investment portfolio, including, but not limited to, purchases and sales of individual securities, portfolio risk assessment, and the management of daily cash balances in accordance with anticipated investment management requirements. The degree to which each portfolio manager may perform these functions, and the nature of these functions, may change from time to time.

Part B provides additional information about the portfolio managers' compensation, other accounts that they manage and their ownership of Fund shares.

Please keep this supplement with for future reference.

SUPPLEMENT DATED JANUARY 20, 2023

TO THE CURRENTLY EFFECTIVE PART B

FRANKLIN FLOATING RATE INCOME FUND

(series of Franklin Floating Rate Master Trust)

The Part B is amended as follows:

I. Effective January 20, 2023, “Item 20. Portfolio Managers” section of the Part B is replaced with the following:

Portfolio managers This section reflects information about the portfolio managers as of July 31, 2022.

The following table shows the number of other accounts managed by the portfolio managers and the total assets in the accounts managed within each category:

Name	Number of Other Registered Investment Companies Managed[1]	Assets of Other Registered Investment Companies Managed (x $1 million)[1]	Number of Other Pooled Investment Vehicles Managed[2]	Assets of Other Pooled Investment Vehicles Managed (x $1 million)[2]	Number of Other Accounts Managed[2]	Assets of Other Accounts Managed (x $1 million)[2]
Reema Agarwal	3	2,386.4	4	375.6	1	51.0
Margaret Chiu	3	2,386.4	3	4.7	1	51.0
Tasha Sullivan[3]	0	N/A	0	N/A	0	N/A

1. These figures represent registered investment companies other than the Fund.

2. The various pooled investment vehicles and accounts listed are managed by a team of investment professionals. Accordingly, the portfolio managers listed would not be solely responsible for managing such listed amounts.

3. As of December 31, 2022.

Portfolio managers that provide investment services to the Fund may also provide services to a variety of other investment products, including other funds, institutional accounts and private accounts. The advisory fees for some of such other products and accounts may be different than that charged to the Fund but does not include performance based compensation. This may result in fees that are higher (or lower) than the advisory fees paid by the Fund. As a matter of policy, each fund or account is managed solely for the benefit of the beneficial owners thereof. As discussed below, the separation of the trading execution function from the portfolio management function and the application of objectively based trade allocation procedures help to mitigate potential conflicts of interest that may arise as a result of the portfolio managers managing accounts with different advisory fees.

Conflicts. The management of multiple funds, including the Fund, and accounts may also give rise to potential conflicts of interest if the funds and other accounts have different objectives, benchmarks, time horizons, and fees as the portfolio manager must allocate his or her time and investment ideas across multiple funds and accounts. The investment manager seeks to manage such competing interests for the time and attention of portfolio managers by having portfolio managers' focus on a particular investment discipline. Most other accounts managed by a portfolio manager are managed using the same investment strategies that are used in connection with the management of the Fund. Accordingly, portfolio holdings, position sizes, and industry and sector exposures tend to be similar across similar portfolios, which may minimize the potential for conflicts of interest. As noted above, the separate management of the trade execution and valuation functions from the portfolio management process also helps to reduce potential conflicts of interest. However, securities selected for funds or accounts other than the Fund may outperform the securities selected for the Fund. Moreover, if a portfolio manager identifies a limited investment opportunity that may be suitable for more than one fund or other account, the Fund may not be able to take full advantage of that opportunity due to an allocation of that opportunity across all eligible funds and other accounts. The investment manager seeks to manage such potential conflicts by using procedures intended to provide a fair allocation of buy and sell opportunities among funds and other accounts.

The structure of a portfolio manager’s compensation may give rise to potential conflicts of interest. A portfolio manager’s base pay and bonus tend to increase with additional and more complex responsibilities that include increased assets under management. As such, there may be an indirect relationship between a portfolio manager’s marketing or sales efforts and his or her bonus.

Finally, the management of personal accounts by a portfolio manager may give rise to potential conflicts of interest. While the funds and the investment manager have adopted a code of ethics which they believe contains provisions designed to prevent a wide range of prohibited activities by portfolio managers and others with respect to their personal trading activities, there can be no assurance that the code of ethics addresses all individual conduct that could result in conflicts of interest.

The investment manager and the Fund have adopted certain compliance procedures that are designed to address these, and other, types of conflicts. However, there is no guarantee that such procedures will detect each and every situation where a conflict arises.

Compensation. The investment manager seeks to maintain a compensation program that is competitively positioned to attract, retain and motivate top-quality investment professionals. Portfolio managers receive a base salary, a cash incentive bonus opportunity, an equity compensation opportunity, and a benefits package. Portfolio manager compensation is reviewed annually and the level of compensation is based on individual performance, the salary range for a portfolio manager’s level of responsibility and Franklin Templeton guidelines. Portfolio managers are provided no financial incentive to favor one fund or account over another. Each portfolio manager’s compensation consists of the following three elements:

Base salary Each portfolio manager is paid a base salary.

Annual bonus Annual bonuses are structured to align the interests of the portfolio manager with those of the Fund's shareholders. Each portfolio manager is eligible to receive an annual bonus. Bonuses generally are split between cash (50% to 65%) and restricted shares of Resources stock (17.5% to 25%) and mutual fund shares (17.5% to 25%). The deferred equity-based compensation is intended to build a vested interest of the portfolio manager in the financial performance of both Resources and mutual funds advised by the investment manager. The bonus plan is intended to provide a competitive level of annual bonus compensation that is tied to the portfolio manager achieving consistently strong investment performance, which aligns the financial incentives of the portfolio manager and Fund shareholders. The Chief Investment Officer of the investment manager and/or other officers of the investment manager, with responsibility for the Fund, have discretion in the granting of annual bonuses to portfolio managers in accordance with Franklin Templeton guidelines. The following factors are generally used in determining bonuses under the plan:

Investment performance. Primary consideration is given to the historic investment performance over the 1, 3 and 5 preceding years of all accounts managed by the portfolio manager. The pre-tax performance of each fund managed is measured relative to a relevant peer group and/or applicable benchmark as appropriate.

Non-investment performance. The more qualitative contributions of the portfolio manager to the investment manager’s business and the investment management team, including professional knowledge, productivity, responsiveness to client needs and communication, are evaluated in determining the amount of any bonus award.

Responsibilities. The characteristics and complexity of funds managed by the portfolio manager are factored in the investment manager’s appraisal.

Additional long-term equity-based compensation Portfolio managers may also be awarded restricted shares or units of Resources stock or restricted shares or units of one or more mutual funds. Awards of such deferred equity-based compensation typically vest over time, so as to create incentives to retain key talent.

Benefits Portfolio managers also participate in benefit plans and programs available generally to all employees of the investment manager.

Ownership of Fund shares. The investment manager has a policy of encouraging portfolio managers to invest in the funds they manage. Exceptions arise when, for example, a fund is closed to new investors or when tax considerations or jurisdictional constraints cause such an investment to be inappropriate for the portfolio manager. The following is the dollar range of Fund shares beneficially owned by the portfolio managers (such amounts may change from time to time):

Portfolio Manager	Dollar Range of Fund Shares Beneficially Owned
Reema Agarwal	None
Margaret Chiu	None

Tasha Sullivan	None

Please keep this supplement for future reference.

FRANKLIN FLOATING RATE MASTER TRUST

File Nos. 811-09869

PART C

OTHER INFORMATION

Item 28. Exhibits.

The following exhibits are incorporated by reference to the previously filed document indicated below, except as noted:

(a)	Agreement and Declaration of Trust

(i)

Amended and Restated Agreement and Declaration of Trust of Franklin Floating Rate Master Trust, a Delaware statutory trust, dated May 18, 2018

Filing: Amendment No. 32 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: November 30, 2018

(b)	By-Laws

(i)

Third Amended and Restated By-Laws of Franklin Floating Rate Master Trust, a Delaware Statutory Trust effective as of May 18, 2018

Filing: Amendment No. 32 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: November 30, 2018

(ii)

Certificate of Amendment of By-Laws of Franklin Floating Rate Master Trust dated January 17, 2019

Filing: Amendment No. 37 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: November 29, 2019

(c)	Instruments Defining Rights of Security Holders

	(i)	Amended and Restated Agreement and Declaration of Trust

		(a)	Article III, Shares
		(b)	Article V, Shareholders' Voting Powers and Meetings
		(c)	Article VI, Net Asset Value; Distributions; Redemptions; Transfers
		(d)	Article VIII, Certain Transactions - Section 4
		(e)	Article X, Miscellaneous – Section 4

	(ii)	Amended and Restated By-Laws

		(a)	Article II – Meetings of Shareholders
		(b)	Article VI, Records and Reports – Section 1,2 and 3
		(c)	Article VII, General Matters: - Sections 3, 4, 6, 7
		(d)	Article VIII, Amendment – Section 1

	(iii)	Part B: Statement of Additional Information – Item 22

(d)	Investment Advisory Contracts

(i)

Amended and Restated Investment Advisory Agreement between the Registrant, on behalf of Franklin Floating Rate Master Series, and Franklin Advisers, Inc. dated March 1, 2015

Filing: Amendment No. 22 to the Registration Statement on

Form N-1A

File No. 811-09869

Filing Date: June 30, 2015

(ii)

Investment Management Agreement between Registrant on behalf of Franklin Floating Rate Income Fund (formerly, Franklin Middle Tier Floating Rate Fund) and Franklin Advisers, Inc. dated September 15, 2015

Filing: Amendment No. 23 to the Registration Statement on

Form N-1A

File No. 811-09869

Filing Date: November 4, 2015

(iii) Fee Waiver and/or Expense Reimbursement Agreement dated June 1, 2020 Filing: Amendment No. 40 to the Registration Statement on Form N-1A File No. 811-09869 Filing Date: March 4, 2021

(iv)

Amendment to the Investment Management Agreement dated May 13, 2020, on behalf of the Fund listed in Schedule A and Franklin Advisers, Inc.

Filing: Amendment No. 42 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: November 29, 2021

(e)	Underwriting Contracts

Not Applicable

(f)	Bonus or Profit Sharing Contracts

Not Applicable

(g)	Custodian Agreements

(i) Master Custody Agreement between the Registrant and The Bank of New York Mellon dated February 16, 1996 Filing: Registration Statement on Form N-2 File No. 811-09869 Filing Date: March 24, 2000

(ii)

Amendment dated May 7, 1997 to Master Custody Agreement between the Registrant and The Bank of New York Mellon dated February 16, 1996

Filing: Registration Statement on Form N-2

File No. 811-09869

Filing Date: March 24, 2000

(iii)

Amendment dated February 27, 1998 to Master Custody Agreement between the Registrant and The Bank of New York Mellon dated February 16, 1996

Filing: Registration Statement on Form N-2

File No. 811-09869

Filing Date: March 24, 2000

(iv)

Amendment dated May 16, 2001 to Master Custody Agreement dated February 16, 1996 between the Registrant and The Bank of New York Mellon

Filing: Amendment No. 3 to the Registration Statement on Form N-2

File No. 811-09869

Filing Date: November 29, 2001

(v)

Exhibit A dated September 2022 of the Master Custody Agreement dated February 16, 1996 between the Registrant and The Bank of New York Mellon

Filing: Amendment No. 43 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: November 28, 2022

(vi)

Amendment dated June 3, 2019 to Schedule 1 of the Amendment dated May 16, 2001, to Master Custody Agreement dated February 16, 1996 between Registrant and The Bank of New York Mellon

Filing: Amendment No. 37 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: November 29, 2019

(vii)

Amended and Restated Foreign Custody Manager Agreement dated May 16, 2001 between the Registrant and The Bank of New York Mellon

Filing: Amendment No. 3 to the Registration Statement on Form N-2

File No. 811-09869

Filing Date: November 29, 2001

(viii)

Amendment dated January 27, 2017 to Schedule 1 of the Foreign Custody Manager Agreement between the Registrant and The Bank of New York Mellon

Filing: Amendment No. 30 to the Registration Statement on

Form N-1A

File No. 811-09869

Filing Date: November 30, 2017

(ix)

Amendment dated November 19, 2014 to Schedule 2 of the Foreign Custody Manager Agreement dated May 16, 2001 between the Registrant and The Bank of New York Mellon

Filing: Amendment No. 21 to the Registration Statement on

Form N-1A

File No. 811-09869

Filing Date: November 26, 2014

	(x)	Terminal Link Agreement dated February 16, 1996 between the Registrant and The Bank of New York Mellon Filing: Registration Statement on Form N-2 File No. 811-09869 Filing Date: March 24, 2000

(xi)

Exhibit A dated September 2022 of the Terminal Link Agreement dated February 16, 1996 between the Registrant and The Bank of New York Mellon

Filing: Amendment No. 43 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: November 28, 2022

(xii)

Supplement to the Master Custody Agreement Hong Kong - China Connect Service dated July 26, 2018, revised Exhibit A dated August 1, 2019

Filing: Amendment No. 40 to the Registration Statement on

Form N-1A

File No. 811-09869

Filing Date: March 4, 2021

(h)	Other Material Contracts

(i)

Second Amended and Restated Transfer Agent and Shareholder Services Agreement dated March 1, 2022, between the Registrant, on behalf of Franklin Floating Rate Master Trust and Franklin Templeton Investor Services, LLC

Filing: Amendment No. 43 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: November 28, 2022

(ii)

Subcontract for Fund Administrative Services between Franklin Advisers, Inc. and Franklin Templeton Services, LLC dated May 1, 2014

Filing: Amendment No. 21 to the Registration Statement on

Form N-1A

File No. 811-09869

Filing Date: November 26, 2014

(iii)

Subcontract for Fund Administrative Services on behalf of Franklin Floating Rate Income Fund (formerly, Franklin Middle Tier Floating Rate Fund) and Franklin Lower Tier Floating Rate Fund between Franklin Advisers, Inc. and Franklin Templeton Services, LLC dated September 15, 2015

Filing: Amendment No. 23 to the Registration Statement on

Form N-1A

File No. 811-09869

Filing Date: November 4, 2015

(iv)

Amendment to Fund Services Agreement dated January 22, 2020, as amended July 15, 2020 between Franklin Templeton Services, LLC and JPMorgan Chase Bank, N.A. on behalf of the Registrant

Filing: Amendment No. 39 to the Registration Statement on

Form N-1A

File No. 811-09869

Filing Date: November 30, 2020

(v)

Fund Services Agreement between Franklin Templeton Services, LLC and J.P Morgan dated January 22, 2020

Filing: Amendment No. 42 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: November 29, 2021

(vi)

Amendment to Fund Services Agreement effective January 29, 2021 between Franklin Templeton Services, LLC for the Registrant and JPMorgan dated January 22, 2020

Filing: Amendment No. 43 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: November 28, 2022

(vii)

Third Amendment to Fund Services Agreement dated March 12, 2021 between Franklin Templeton Services, LLC for the Registrant and JPMorgan dated January 22, 2020

Filing: Amendment No. 43 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: November 28, 2022

(viii)

Fourth Amendment to Fund Services Agreement effective September 1, 2021 between Franklin Templeton Services, LLC for the Registrant and JPMorgan dated January 22, 2020

Filing: Amendment No. 43 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: November 28, 2022

(ix)

Fifth Amendment to Fund Services Agreement dated June 10, 2022 between Franklin Templeton Services, LLC for the Registrant and JPMorgan dated January 22, 2020

Filing: Amendment No. 43 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: November 28, 2022

(x)	Form of Rule 12d1-4 Fund of Funds Investment Agreement Filing: Amendment No. 43 to the Registration Statement on Form N-1A File No. 811-09869 Filing Date: November 28, 2022

(xi)

Placement Agent Agreement between the Registrant on behalf of Franklin Floating Rate Income Fund and Franklin Distributors, LLC dated July 7, 2021

Filing: Amendment No. 43 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: November 28, 2022

(i)	Legal Opinion

Not Applicable

(j)	Other Opinions

Not Applicable

(k)	Omitted Financial Statements

Not Applicable

(l)	Initial Capital Agreements

Not Applicable

(m)	Rule 12b-1 Plan

Not Applicable

(n)	Rule 18f-3 Plan

Not Applicable

(p)	Code of Ethics

(i) Code of Ethics dated January 1, 2023

(q)	Power of Attorney

(i) Power of Attorney dated May 21, 2019 Filing: Amendment No. 36 to the Registration Statement on Form N-1A File No. 811-09869 Filing Date: June 11, 2019

(ii) Power of Attorney dated May 10, 2021 for Valerie M. Williams Filing: Amendment No. 42 to the Registration Statement on Form N-1A File No. 811-09869 Filing Date: November 29, 2021

(iii) Power of Attorney dated December 10, 2021 for Christopher Kings Filing: Amendment No. 43 to the Registration Statement on Form N-1A File No. 811-09869 Filing Date: November 28, 2022

Item 29. Persons Controlled by or Under Common Control with the Fund

None

Item 30. Indemnification

The Amended and Restated Agreement and Declaration of Trust (the "Declaration") provides that any person who is or was a Trustee, officer, employee or other agent, including the underwriter, of such Trust shall be liable to the Trust and its shareholders only for (1) any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing, or (2) the person's own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person (such conduct referred to herein as Disqualifying Conduct) and for nothing else. Except in these instances and to the fullest extent that limitations of liability of agents are permitted by the Delaware Statutory Trust Act (the "Delaware Act"), these Agents (as defined in the Declaration) shall not be responsible or liable for any act or omission of any other Agent of the Trust or any investment adviser or principal underwriter. Moreover, except and to the extent provided in these instances, none of these Agents, when acting in their respective capacity as such, shall be personally liable to any other person, other than such Trust or its shareholders, for any act, omission or obligation of the Trust or any trustee thereof.

The Trust shall indemnify, out of its property, to the fullest extent permitted under applicable law, any of the persons who was or is a party, or is threatened to be made a party to any Proceeding (as defined in the Declaration) because the person is or was an Agent of such Trust. These persons shall be indemnified against any Expenses (as defined in the Declaration), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the Proceeding if the person acted in good faith or, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or plea of nolo contendere or its equivalent shall not in itself create a presumption that the person did not act in good faith or that the person had reasonable cause to believe that the person's conduct was unlawful. There shall nonetheless be no indemnification for a person's own Disqualifying Conduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to Trustees, officers and controlling persons of the Trust pursuant to the foregoing provisions, or otherwise, the Trust has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Trust of expenses incurred or paid by a Trustee, officer or controlling person of the Trust in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with securities being registered, the Trust may be required, unless in the opinion of its counsel the matter has been settled by controlling precedent, to submit to a court or appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 31. Business and Other Connections of the Investment Adviser

The officers and directors of Franklin Advisers, Inc., (Advisers), Registrant's investment manager, also serve as officers and/or directors/trustees for (1) Advisers' corporate parent, Franklin Resources, Inc., and/or (2) other investment companies in Franklin Templeton. For additional information please see Part B and Schedules A and D of Form ADV of Advisers (SEC File 801-26292), incorporated herein by reference, which sets forth the officers and directors of Advisers and information as to any business, profession, vocation or employment of a substantial nature engaged in by those officers and directors during the past two years.

Item 32. Principal Underwriters

Not Applicable

Item 33. Location of Accounts and Records

The accounts, books or other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 are kept by the Fund at One Franklin Parkway, San Mateo, CA 94403-1906 or its shareholder service agent, Franklin Templeton Investor Services LLC, at 3344 Quality Drive, Rancho Cordova, CA 95670-7313.

Item 34. Management Services

There are no management-related service contracts not discussed in Part A or Part B.

Item 35. Undertakings

Not Applicable

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, and the State of California, on the 19th day of January 2023.

FRANKLIN FLOATING RATE MASTER TRUST

(Registrant)

By: /s/STEVEN J. GRAY

Steven J. Gray

Vice President and Co-Secretary

FRANKLIN FLOATING RATE MASTER TRUST

REGISTRATION STATEMENT

EXHIBITS INDEX

EXHIBIT NO.	DESCRIPTION

Ex-99.(p)(i)	Code of Ethics dated January 1, 2023